Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-3 (No. 333-184591) of TranSwitch Corporation of our report dated March 16, 2010, relating to consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year ended December 31, 2009, which report appears in the December 31, 2011 annual report on Form 10-K of TranSwitch Corporation and subsidiaries.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas

January 25, 2013